Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen California Municipal Market Opportunity Fund, Inc.
811-06081

The annual meeting of shareholders was held in the offices of Nuveen Investments on February 24, 2014; at this meeting the shareholders were asked to vote on the election of Board Members and the approval of an Agreement and Plan of Reorganization. The meeting was subsequently adjourned to March 17 and April 4, 2014.

Voting results for February 24, 2014 are as follows:

<c>Common & Preferred
 shares voting together as a class
Preferred
shares
To approve an Agreement and Plan of
Reorganization


   For
                2,503,553
                 498
   Against
                   159,409
                    -
   Abstain
                   102,231
                    -
   Broker Non-Votes
                4,500,004
                    -
      Total
                7,265,197
                 498



Proxy materials are herein incorporated by reference to the SEC filing on January 21, 2014, under Conformed Submission Type N-
14 8C, accession number 0000950123-14-014754